Syniverse Appoints Julius Genachowski to Board of Directors

TAMPA, Fla. - April 21, 2014 - Syniverse announced today that Julius Genachowski has joined its Board of Directors. Based in Washington, D.C., Genachowski is a Managing Director in The Carlyle Group’s U.S. Buyout team, focusing on acquisitions and growth investments in global technology, media and telecom, including Internet and mobile. He previously served as Chairman of the U.S. Federal Communications Commission (FCC) from 2009 to 2013.

“We are thrilled to welcome Julius to the Syniverse Board of Directors, as he brings an in-depth understanding of the global mobile landscape, including innovative ideas for capitalizing on mobile opportunities and overcoming challenges,” said Chairman of the Board James Attwood. “He will be a tremendous asset to this board.”

Syniverse President and CEO Jeff Gordon said he looks forward to working with Genachowski and believes his extensive experience overseeing mobile and telecom initiatives will benefit Syniverse greatly.

Genachowski, who has held senior leadership positions in the private sector for more than a decade, said he is honored to join the Syniverse board.

“I look forward to joining Syniverse as the company continues its upward progression, delivering on its promise to make mobile work for the ever-increasing variety of players in the mobile ecosystem,” Genachowski said.

Under Genachowski’s leadership, the FCC took major actions to extend broadband access, accelerate the roll-out of advanced mobile networks, free-up spectrum for wireless communications, preserve a vibrant Internet and media landscape, foster competition and enhance public safety communications.

Genachowski worked for more than a decade in the private sector prior to his FCC appointment. He helped build IAC/InterActiveCorp, which owned and operated multiple Internet and media businesses, including Expedia, Ticketmaster and USA Network. As a senior executive he helped grow it through acquisition and organically to a company with more than $6 billion in annual revenue and more than 25,000 employees globally. During this period, BusinessWeek named Genachowski one of 25 “managers to watch” in the media sector.

Genachowski graduated with highest honors from Columbia College in 1985 and Harvard Law School in 1991, serving on the Harvard Law Review.

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About Syniverse
Syniverse makes mobile work for the entire mobile ecosystem, including more than 1,500 mobile service providers, enterprises, ISPs and app providers in nearly 200 countries and territories. We deliver innovative cloud-based solutions that ensure superior end-user experiences through always-on services and real-time engagement. For more than 25 years, Syniverse has been simplifying complexity to deliver the promise of mobility - a simple, interoperable experience, anytime, anywhere. For more information, visit www.syniverse.com, follow Syniverse on Twitter or connect with Syniverse on Facebook.

For more information:

Bobby Eagle
Syniverse Public Relations
+1 813.637.5050
bobby.eagle@syniverse.com